EXHIBIT 10.1

WORKOVER AND COMPLETION SERVICES AGREEMENT

Entered into this 15th day of March, 2007

By and Between

ZION OIL & GAS, INC.

15 Bareket St., North Industrial Park

Caesarea 38900, Israel ("Zion")

and

LAPIDOTH - ISRAEL OIL PROSPECTORS CORP., LTD.

19 Brodetsky St., Ramat Aviv

Tel-Aviv 61170, Israel ("Contractor")

WHEREAS, Zion as holder of Petroleum Exploration License 298/Ma'anit-Joseph (the "License") desires to engage the Contractor to perform certain remedial workover, completion and testing services on the Ma'anit #1 well as provided for at Section 5 below, the "Services"); and

WHEREAS, Contractor confirms it is able and willing to provide the Services to Zion; and

WHEREAS, on December 10, 2006, Zion and the Contractor entered into a Memorandum of Understanding (the "MoU") pursuant to which Zion and the Contractor agreed to negotiate and enter into an agreement for the provision of the Services by Contractor to Zion in accordance with the terms and conditions agreed by the parties as set forth in the MoU; and

WHEREAS, the parties desire to enter into this Workover and Completion Services Agreement (the "Agreement") as contemplated by the MoU;

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Well and Location. The Services shall be performed on and in connection with the Ma'anit #1 well (the "Well") on a drilling location located on Kibbutz Ma'anit lands with the well bore at Israeli Coordinates: X=152.401.94; Y=207.860.32 (the "Location").

2. Drilling Unit. The Services shall be conducted with the Franks 750, equipped and meeting the specifications set forth in Annex A hereto (the "Drilling Unit") and subject to successful completion of a standard drilling unit acceptance test to be conducted in the presence of Zion's representative.

3. Commencement of Operations.

3.1 Commencement Date. Contractor shall commence the Services on April 11 (the "Commencement Date"), provided that, if required by Contractor for operational purposes related to the removal of the Drilling Rig from the Mansura water well on the Golan Heights, the Commencement Date may be delayed to a date not later than April 15, 2007.

3.2. Notice to Commence Mobilization. By execution of this Agreement, Zion notifies Contractor that the Services are to commence on April 11, 2007 and requests that Contractor commence mobilization of the Drilling Unit such as to ensure commencement of the Services on the Commencement Date (such notice, the "Mobilization Notice".)

3.3. Notice of Commencement of Mobilization. To enable Zion to complete final Location preparation, including installation of Location security facilities, Contractor shall give to Zion at least two business (2) days prior notice of the day on which Contractor anticipates that the Drilling Unit or components thereof shall first arrive on the Location (such notice, the "Commencement of Mobilization Notice").

4. Location and Permits. Zion shall be responsible for preparation of a sound location adequate in size and capable of properly supporting the Drilling Unit (including satisfactory road access), subject to inspection by Contractor prior to giving the Commencement of Mobilization Notice. It is recognized that Zion has superior knowledge of the Location and access routes to the location and must advise Contractor of any sub-surface conditions or obstructions which Contractor might encounter during operations hereunder. In the event sub-surface conditions cause a cratering or shifting of the Location surface, and loss or damage to the Drilling Unit or its associated equipment results therefrom, Zion shall, without regard to other provisions of this Contract, reimburse Contractor to the extent not covered by Contractor's insurance, for all such loss or damage including payment of force majeure rate during repair and/or demobilization if applicable. Each party shall be responsible for obtaining such permits and licenses in accordance with standard Israeli operating practices. (Contractor shall be responsible for obtaining all necessary licenses and permits for operating its equipment and personnel, while Zion will be responsible for obtaining all licenses and permits required to enable safe entrance to the Location and conducting operations thereon. Each party shall be solely solely responsible for all costs associated with any requirements under such licenses and permits as it shall be responsible for obtaining.)

5. The Services - Procedures and Operations.

5.1. The Services. Contractor shall provide remedial workover, completion and testing services on the Well in accordance with the procedures prepared by Zion and attached hereto as Annex B and made a part hereof for all purposes (the "Procedures"), as such procedures may be revised from time to time by Zion following consultation with Contractor. It is agreed that except for Zion's obligation to consult with Contractor concerning any proposed revision of the Procedures, Zion's right to revise the Procedures as and to the extent deemed by it appropriate in the circumstances shall be absolute and, as revised, such Procedures shall be deemed a part of the Agreement and binding on the parties for all purposes, provided only that, in all events, the Procedures shall be prepared in accordance with good oil field practices.

5.2 Equipment, Materials, etc. In connection with the provision of the Services, each of the Contractor and Zion shall be responsible for the provision of equipment, materials labor and services as set forth in Annex C hereto. At Zion's request, Contractor shall supply any equipment, materials, labor or services to be supplied by Zion as set forth in Annex C subject to reimbursement of Contractor's cost as set forth at Section 7.9 below.

5.3. Operations. Operations pursuant to the Procedures shall be conducted during daylight hours only and not less than 10 hours nor more than 12 hours per operating day ("Operating Day"). It is agreed that operations will not be conducted on Shabbat or Hagei Yisrael, except as required as a result of special well conditions which in the opinion of Zion may endanger the hole or adversely affect the results of the completion and testing operations, in which event Zion shall give notice to Contractor as soon as is reasonably possible in the circumstances that operations are required to proceed on a particular Shabbat or Hag. (Hagei Yisrael shall include: Yom Ha'atzma'out, Tues. Apr. 24; Shavuot, Wed. May 23; and such other Jewish religious holidays as shall be agreed by the parties in case the termination of operations under this Agreement will be delayed). On Arviei Shabbat and Hagei Yisrael, operations will cease in such time as to enable the personnel of Contractor to return to their homes prior to the entrance of the Shabbat or the Hag, as applicable, and will resume on the morning of the first working day following the end of the Shabbat or Hag, as applicable.

5.4 Operations by Metsada. For the purposes of providing the Services, Contractor may employ its wholly owned subsidiary Metsada United Petroleum Drilling Company, Ltd. ("Metsada"), as Contractor's subcontractor for the provision of such services as within Metsada's expertise. For such purposes and to such extent, reference to Contractor in this Agreement shall include also Metsada.

6. Standard of Performance. Contractor shall perform diligently and efficiently and in safe and workmanlike manner according to good oil field practices on a "daywork basis". For purposes hereof the term "daywork basis" means Contractor shall furnish equipment, labor, and perform services as herein provided, for a specified sum per day or hour under the direction, supervision and control of Zion (which term is deemed to include any employee, agent, consultant or subcontractor engaged by Zion to direct operations). When operating on a day-work basis, Contractor shall be paid at the applicable rates of payment and assumes only the obligations and liabilities stated herein. Except for such obligations and liabilities specifically assumed by Contractor and as otherwise provided in the Agreement, as between the parties, Zion shall be solely responsible and assumes liability for all consequences of operations by both parties while on a daywork basis, including results and all other risks or liabilities incurred in or incident to such operations. Contractor shall adhere to the Procedures in all respects, shall ensure that the Drilling Unit is adequately manned with competent and well-qualified personnel and shall ensure that the Drilling Unit is maintained in a state in which it can perform efficiently, safely and continuously.

7. Payment Rates. Contractor shall be paid at the following rates for the work performed under this Agreement. Unless otherwise stated, rates shall be on a "Day-Rate" standard basis.

7.1 Mobilization: US$ 75,000.

7.2 Demobilization: US$ 75,000.

7.3 Rescheduling Fee : US$ 20,000.

7.4 Operating Day Rate: US$ 750 per hour. The Operating Day Rate shall commence from the day following the day on which Contractor notifies Zion in writing that the Drilling Unit is rigged-up over the well and Zion's representative deems that the Drilling Unit is ready to begin operations pursuant to the Procedures, following the completion of the Drilling Unit acceptance test, provided that Zion will conclude such acceptance test within 1 (one) day of notification of the Contractor as aforesaid (such one (1) day period not to include any time necessary for repair of any deficiencies brought to the Contractor's attention in the course of the acceptance test and necessary to bring the Drilling Unit up to specification). Nippling up of the B.O.P. shall take place after the satisfactory completion of the acceptance test with the installation time to be paid for at the Operating Day Rate. Subject as otherwise provided herein, the Operating Day Rate shall continue until Zion's representative informs the Contractor that operations pursuant to the Procedures are completed, the drill string has been removed from the hole and is laid down, the B.O.P. stack has been dismantled and removed from the base, the derrick has been lowered and the mud pits have been cleaned (such day the "Procedures Termination Date").

7.5 Repair Rate: At Operating Day rate for each period of shutdown time up to a maximum of 10 hours for any repair job and a total of 20 hours for each 30 day period. Thereafter, at a rate of US$ 0 per Operating Day.

7.6 Standby Rate (if less than 48 hour notice given or in respect of days in which partial time of operations were or are to be conducted even if a 48 hours notice was provided): US$750 per hour to a maximum of US$8,250 per Operating Day. Meaning that, if on a certain day during which operations are conducted during only part of the day, then payment to Contractor will amount to US$8,250; provided that if such day is an Erev Shabbat or Erev Hag, then payment to the Contractor shall equal US$750 multiplied by the actual number of operating hours available for operations.

7.7 Shabbat (including Hagei Yisrael) and Standby (on 48 hour notice) Rate: US$ 5,000 per day.

7.8 Operations on Shabbat and Hagei Yisrael: If required as a result of well conditions as described in Section 5.3 above, at Zion's request, US$ 1,500 per hour.

7.9 Force Majeure Rate: US$ 5,000 per day.

7.10 Reimbursable Costs:

(a) Logging and perforation services and materials: per Lapidoth 1.12.2006 Logging Dept. Price List.

(b) Cementing and stimulation services and materials: per Lapidoth 1.12.2006 Service Dept. Price List.

(c) Rental tools and equipment: per Lapidoth 1.12.2006 Price List for Renting Tools & Equipment.

(d) Trucking services: per Lapidoth 1.12.2006 Vehicle Rate Price List.

(e) Personnel services: per Lapidoth 1.12.2006 Labor Rate Price List.

(f) Other services provided by Contractor's service department: per Lapidoth 1.12.2006 Service Dept. Price List.

(g) Other services and materials furnished by Contractor at Zion's request: per Contractor's cost plus 10%.

The referenced Lapidoth Price Lists as initialed by both parties at the time of entry into the MoU shall be deemed binding for purposes of this Section 7.10.

7.11 VAT: Stated prices and rates are net of VAT.

7.12 Crew Lodging and Board.:

(a) Zion shall reimburse Contractor for the cost of lodging its crew (3 rooms) at Kibbutz Barkai for the Period of Operations (as defined in (b) below) at Contractor's cost plus 10%.

(b) Zion shall provide board at Kibbutz Barkai for Contractor's crew during the period commencing from the date the Drilling Unit arrives on location and rig-up commences through and including the night preceding the Procedures Termination Date (the "Period of Operations"). Board shall not be covered for Shabbatot and Hagei Yisrael during which operations are not being conducted hereunder.

7.13 Site Security. Zion shall provide security for the drilling location on a 24 hour per day basis during the period commencing on the day on which Contractor shall have informed Zion in the Commencement of Mobilization Notice that the Drilling Unit (or components thereof shall first be moved onto the Location and through at least the Procedures Termination Date. For such portion of this period prior to the first day on which Zion shall commence payment of the Operating Day Rate, the cost of the security services shall be for the account of Contractor.

8. Payment Terms.

8.1 Mobilization and Demobilization. The parties acknowledge that US$ 150,000 on account of Mobilization and Demobilization has been paid in accordance with the terms of the MoU and shall be applied by Contractor to payment of the amounts due pursuant to Sections 7.1 and 7.2 above upon the rendering of the relevant services and, if and to the extent such services are not rendered, shall be applied or refunded as provided in Section 9.2 below.

8.2 Rescheduling Fee. The Rescheduling Fee in an amount equal to US$ 20,000, plus VAT thereon, shall be paid to the Contractor on the first day for which Zion will pay the Operating Day Rate as provided in Section 7.4 above.

8.3 On Account Fund.

(a) Upon issuance of the Mobilization Notice, Zion shall pay an amount equal to US$ 250,000, plus VAT thereon, on account of operations under this Agreement (such monies, the "On Account Fund").

(b) At any time as less than an amount equal to US$ 50,000 (exclusive of VAT) of the On Account Fund remains which has not been allocated to invoices issued by Contractor pursuant to Section 8.4 below, Zion shall within 2 business days make an additional on account payment in such amount that is the greater of (i) an amount as in the good faith estimate of the parties shall reflect not less than one-half of the remaining amounts (including VAT) to be due Contractor for all the services to be provided by Contractor hereunder and (ii) US$50,000, plus an amount equal to VAT thereon; provided that in no event will Zion be required to make an additional on account payment in excess of the uninvoiced amounts, including VAT thereon, to be due to the Contractor for the services provided or to be provided hereunder. If an amount due pursuant to the preceding sentence is not paid within 2 business days of the due date, the Contractor may cease operations immediately. In the case of disputed invoice(s) in an amount not to exceed US$50,000 exclusive of VAT, Zion may deposit the amount in dispute in escrow with an agreed trustee and this amount will not be considered for calculation of the On Account Fund.

8.4 Invoices and Payment; On Account Fund Refunds.

(a) Contractor shall invoice Zion weekly in arrears for services to be provided hereunder. Undisputed amounts shall be debited against the monies in the On Account Fund. It is agreed that Zion will have 14 days following receipt of each invoice to dispute it; provided, however, that, subject to the provisions of the last sentence of Sec. 8.3(b) above, for purposes of determination of the balance of the On Account Fund and the need to make an additional on account payment, each issued invoice will be taken into account immediately upon its issuance.

(b) All funds remaining in the On Account Fund following completion of operations hereunder and satisfaction of all outstanding invoices shall be returned to Zion promptly after final settlement.

8.5 VAT and VAT Invoices. Any payment due Contractor, including on account payments, shall be made against receipt of a VAT tax invoice and receipt. The VAT due on each invoice shall be paid concurrently with the payment of the invoice and deducted from the On Account Fund.

8.6 Currency of Payment. All amounts due shall be paid either in U.S. Dollars or in Israeli currency at the representative rate for U.S. Dollars prevailing on the date of payment, unless otherwise agreed.

9. Term. This Agreement shall remain in full force and effect through the completion of the Services as provided in the Procedures and Zion's representative has informed the Toolpusher on behalf of Contractor that operations are to cease and verbally releases the rig.

10. Drilling and Services Methods and Practices.

10.1 Contractor shall maintain well control equipment in good condition at all times and shall use all reasonable means to control and prevent fires and blow-outs and to protect the hole.

10.2 Each party hereto agrees to comply with all laws, rules, and regulations of Israel. In the event any provision of this Agreement is inconsistent with or contrary to any applicable law, rule of regulation, said provision shall be deemed to be modified to the extent required to comply with said law, rule or regulation and as so modified said provision and this Agreement shall continue in full force and effect.

10.3 Contractor shall keep and furnish to Zion an accurate record of the work performed on the IADC-API Daily Drilling Report Form or other form acceptable to Zion. A legible copy of said form signed by Contractor's representative shall be furnished by Contractor to Zion's wellsite representative for signed concurrence.

10.4 If requested by Zion, Contractor shall furnish Zion's wellsite representative for signed concurrence with a copy of delivery tickets covering any material or supplies provided by Zion and received by Contractor.

11. Ingress, Egress and Location. Zion hereby assigns to Contractor all necessary rights of ingress with respect to the Location for the performance by Contractor of all work contemplated by this Agreement. Should Contractor be denied free access to the Location for any reason not reasonably within Contractor's control, any time lost by Contractor as a result of such denial shall be paid for at the applicable rate. Zion agrees at all times to maintain the road and Location in such a condition that will allow free access and movement to and from the site in an ordinarily equipped highway type vehicle. If Contractor is required to use bulldozers, tractors, four-wheel drive vehicles, or any other specialized transportation equipment for the movement of necessary personnel, machinery, or equipment over access roads or on the Location, Zion shall furnish the same at its expense and without cost to Contractor. The actual cost of repairs to any transportation equipment furnished by Contractor or its personnel damaged as a result of improperly maintained access roads or Location will be charged to Zion.

12. Termination of Location Liability. When Contractor has complied with all obligations of the Contractor regarding restoration of the Location, Zion shall thereafter be liable for damage to property, personal injury or death of any person which occurs as result of conditions of the Location and Contractor shall be relieved of such liability; provided, however, if Contractor shall subsequently reenter upon the location for any reason, including removal of the rig, any term of the Contract relating to such reentry activity shall become applicable during such period.

13. Insurance. During the term of this Agreement each of the parties shall at such party's respective expense maintain insurance coverages of the kind forth in Annex D hereto. Each party shall, if requested to do so by the other, procure from the company or companies writing said insurance a certificate or certificates that said insurance is in full force and effect and that the same shall not be cancelled or materially changed unless ten (10) days prior written notice is given to the other party. For liabilities assumed hereunder by Contractor, its insurance shall be endorsed to provide that the underwriters waive their right of subrogation against Zion. Zion will, as well, cause its insurer to waive subrogation against Contractor for liability it assumes.

14. Responsibility for Loss or Damage.

14.1 Contractor's Surface Equipment. Contractor shall assume liability at all times, for damage to or destruction of Contractor's surface equipment, including but not limited to all drilling tools, machinery, and appliances for use above the surface, regardless of when or how such damage or destruction occurs, and Zion shall be under no liability to reimburse Contractor for any such loss except loss or damage under the provisions of Sections 4 and 14.3.

14.2 Contractor's In-Hole Equipment. Zion shall assume liability at all times for damages to or destruction of Contractor's in-hole equipment, including but not limited to, drill pipe, drill collars, and tool joints, and Zion shall reimburse Contractor for the value of any such loss or damage; the value to be determined by agreement between Contractor and Zion as 100% current repair cost or 80 percent of current new replacement cost of such equipment delivered to the well site.

14.3 Contractor's Equipment - Environmental Loss or Damage. Notwithstanding the provisions of Section 14.1 above, Zion shall assume liability at all times for damage to or destruction of Contractor's equipment caused by exposure to highly corrosive or otherwise destructive elements, including those introduced into the drilling fluid.

14.4 Zion's Equipment. Zion shall assume liability at all times for damage to or destruction of Zion's equipment, including but not limited to casing, tubing, well head equipment and Contractor shall be under no liability to reimburse Zion for any such loss or damage.

14.5 The Hole. In the event the hole should be lost or damaged, Zion shall be solely responsible for such damage to or loss of the hole, including the casing therein; and shall bear the cost thereof, and Zion shall protect, defend, indemnify and save Contractor harmless in this regard; provided, however, that Zion shall have no liability for damages or loss resulting from gross negligence or willful misconduct of Contractor; and further provided that if any such loss or damage to the hole is caused by Contractor's sole gross negligence or willful misconduct, Contractor shall be obligated to redrill the hole to the depth at which the original hole was lost at rates that are 50% of Contractor's applicable price list at such time (as sole compensation to Zion).

14.6 Underground Damage. Zion shall release Contractor of any liability for and agrees to defend and indemnify Contractor for any and all claims against Contractor and any liability and expense resulting from operations under this Agreement, on account of injury to, destruction of, or loss impairment of any property right in or to oil, gas, or other mineral substance or water, if at the time of the act or omission causing such injury, destruction, loss, or impairment, said substance had not been reduced to physical possession above the surface of the earth, and for any loss or damage to any formation, strata, or reservoir beneath the surface of the earth.

14.7 Inspection of Materials Furnished by Zion. Contractor agrees to visually inspect all materials furnished by Zion before using same and to notify Zion of any apparent defects therein. Contractor shall not be liable for any loss or damage resulting from the use of materials furnished by Zion.

14.8 Contractor's Indemnification of Zion. Contractor agrees to protect, defend, indemnify, and save Zion, its officers, directors, employees and joint owners harmless from and against all claims, demands, and causes of action of every kind and character, without limit and without regard to the cause or causes thereof or the negligence of any party or parties, arising in connection herewith in favor of Contractor's employees or Contractor's subcontractors or their employees, or Contractor's invitees, on account of bodily injury, death or damage to property (excluding, for avoidance of doubt, property of Metzada). If it is judicially determined that the monetary limits of insurance required hereunder or of the indemnities voluntarily and mutually assumed under Section 14.8 (which Contractor and Zion hereby agree will be supported either by available liability insurance, under which the insurer has no right of subrogation against the indemnitees, or voluntarily self-insured, in part or whole) exceed the maximum limits permitted under applicable law, it is agreed that said insurance requirements or indemnitees shall automatically be amended to conform to the maximum monetary limits permitted under such law.

14.9 Zion's Indemnification of Contractor. Zion agrees to protect, defend, indemnify, and save Contractor, its officers, directors, employees and joint owners harmless from and against all claims demands, and causes of action of every kind and character, without limit and without regard to the cause or causes thereof or the negligence of any party or parties, arising in connection herewith in favor of Zion's employees or Zion's contractors or their employees, or Zion's invitees, other than those parties identified in Section 14.8 on account of bodily injury, death or damage to property. If it is judicially determined that the monetary limits of insurance required hereunder or of the indemnities voluntarily and mutually assumed under Section 14.9 (which Contractor and Zion hereby agree will be supported either by available liability insurance, under which the insurer has no right of subrogation against the indemnitee, or voluntarily self insured, in part or whole) exceed the maximum limits permitted under applicable law, it is agreed that said insurance requirements or indemnities shall automatically be amended to conform to the maximum monetary limits permitted under such law.

14.10 Liability for Wild Well. Zion shall be liable for the cost of regaining control of any wild well, as well as for cost of damage to equipment of Contractor and removal of any debris, and shall indemnify Contractor in this regard.

14.11 Pollution and Contamination. Notwithstanding anything to the contrary contained herein, except the provisions of Sections 10, 11 and 12, it is understood and agreed by and between Contractor and Zion that the responsibility for pollution and contamination shall be as follows:

(a) Contractor shall assume all responsibility for, including control and removal of, and protect, defend and save harmless Zion from and against all claims, demands and causes of action of every kind and character arising from pollution or contamination, which originates above the surface of the land or water from spills of fuels, lubricants, motor oils, normal water base drilling fluid, pipe dope, paints, solvents, ballast, bilge and garbage, except unavoidable pollution from reserve pits, wholly in Contractor's possession and control and directly associated with Contractor's equipment and facilities.

(b) Zion shall assume all responsibility for, including control and removal of, and protect, defend, indemnify and save Contractor harmless from and against all claims, demands, and causes of action of every kind and character arising directly or indirectly from all other pollution or contamination which may occur during the conduct of operations hereunder, including but not limited to, that which may result from fire, blowout, cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance, as well as, the use or disposition of oil emulsion, oil base or chemically treated drilling fluids, contaminated cutting or cavings, lost circulation and fish recovery materials and fluids.

(c) In the event a third party commits an act or omission which results in pollution or contamination for which either Contractor or Zion, for whom such party is performing work, is held to be legally liable, the responsibility therefore shall be considered, as between Contractor and Zion, to be the same as if the party for whom the work was performed had performed the same and all of the obligations respecting defense, indemnity, holding harmless and limitation of responsibility and liability, as set forth in (a) and (b) above, shall be specifically applied.

14.12 Consequential Damages. Neither party shall be liable to the other for special, indirect or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruptions, however same may be caused.

14.13 Indemnity Obligation. Except as otherwise expressly limited herein, it is the intent of parties hereto that all indemnity obligations and/or liabilities assumed by such parties under terms of this Agreement, including, without limitation, Sections 14.1 through 14.12 hereof, be without limit and without regard to the cause or causes thereof (including pre-existing conditions), strict liability, or the negligence of any party or parties, whether such negligence be sole, joint or concurrent, active or passive. The terms and provisions of Sections 14.1 through 14.12 shall have no application to claims or causes of action asserted against Zion or Contractor by reason of any agreement of indemnity with a person or entity not a party hereto.

15. Audits. If any payment provided for hereunder is made on the basis of Contractor's costs, Zion shall have right to audit Contractor's books and records relating to such costs. Contractor agrees to maintain such books and records for a period of two (2) years from the date such costs were incurred and to make such books and records available to Zion at any reasonable time or times within the period.

16. No Waiver Except in Writing. It is fully understood and agreed that none of the requirements of this Agreement shall be considered as waived by either party unless the same is done in writing, and then only by the persons executing this Agreement, or other duly authorized agent or representative.

17. Force Majeure. Neither Zion nor Contractor shall be liable to the other for any delays or damage or any failure to act due, occasioned or caused by reason of any laws, rules, regulations or orders promulgated by any State or Local governmental body or the rules, regulations, or orders of any public body or official purporting to exercise authority or control respecting the operations covered hereby, including the procurance or use of tools and equipment, or due, occasioned or caused by strikes, action of the elements, water conditions, inability to obtain fuel or other critical materials, or other causes beyond the control of the party affected thereby. In the event that either party hereto is rendered unable, wholly or in part, by any of these causes to carry out its obligation under this Agreement, it is agreed that such party shall give notice and details of Force Majeure in writing to the other party as promptly as possible after its occurrence. In such cases, the obligations of the party giving the notice shall be suspended during the continuance of any inability so caused and, except in the case of strikes of Contractor's personnel, the Force Majeure Rate provided for in Paragraph 7.8 above shall apply.

18. Dispute Resolution. Any dispute arising under this Agreement which cannot be resolved following good faith attempts by the parties shall be submitted to binding arbitration before a single arbitrator to be agreed by the parties; failing such agreement within 14 days from the date on which an affected party first requests arbitration - the arbitrator will be appointed by the President of the Israel Bar Association. The arbitrator will be bound by Israeli substantive law, except with respect to matters of good oil field practices and other matters relating to oil and gas operations, in which case the laws of Texas shall apply. The arbitrator shall not be bound by the rules of evidence or the rules of civil procedure. All arbitration proceedings will be conducted in the English language and be held in Tel-Aviv, Israel.

19. Governing Law. This Agreement shall be governed by the laws of Israel. The competent court in the District of Tel-Aviv shall have exclusive jurisdiction.

20. Information Confidential. Information obtained by Contractor in the conduct of the Services, including, but not limited to, depth, formations penetrated, the results of coring, testing, and surveying, shall be considered confidential; and shall not be divulged by Contractor or his employees, to any person, firm or corporation other than Zion's designated representative.

21. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including without limitation, the MoU.

22. Assignment. Neither party may assign this contract without the prior written consent of the other, and prompt notice of any such intent to assign shall be given to the other party. In the event of such assignment, the assigning party shall remain liable to the other party as a guarantor of the performance by the assignee of the terms of this Agreement..

23. Notices and Place of Payment. All notices to be given with respect to this Contract unless otherwise provided for shall be given to the Contractor and to Zion respectively at the addresses hereinabove shown, as such addresses may be amended by notice given as aforesaid. All sums payable hereunder to Contractor shall be payable at its address hereinabove shown unless otherwise specified herein or otherwise agreed by the parties. Notices may also be given by email as follows:

To Contractor: lapidoth@lapidoth.co.il
   Attention: Jacob Luxenburg
   Copy: amir@lapidoth.co.il

To Zion: gperry@zionoil.com
   Attention: Glen Perry
   Copy: pmandelker@zionoil.com

with copy to be mailed to the respective party at the address above referenced as from time to time may be amended by notice properly given.

IN WITNESS WHEREOF, the parties have executed this Workover and Completion Services Agreement as of the date first above written.

/s/ Glen Perry	/s/ Jacob Luxenburg /s/Amir Tirosh
ZION OIL & GAS, INC.	LAPIDOTH ISRAEL OIL PROSPECTORS CORP., LTD.
By: Glen Perry, Executive Vice President	By:_________________________________